Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BIO-key International, Inc. (the “Company”) on Form S-1 of our report dated March 31, 2022 with respect to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the 2021 consolidated financial statements indicates that we were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the errors described in Note S to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, NJ

June 15, 2023